Exhibit 4.4
SUPPLEMENTAL INDENTURE

Supplemental Indenture (this "Supplemental Indenture") dated as of April 8, 2011 is among Targa Terminals LLC, a Delaware limited liability company (the "Guaranteeing Subsidiary"), Targa Resources Partners LP, a Delaware limited partnership ("Targa Resources Partners"), and Targa Resources Partners Finance Corporation ("Finance Corporation" and, together with Targa Resources Partners, the "Issuers"), the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the "Trustee").

INTRODUCTION

The Issuers have executed and delivered to the Trustee an indenture (the "Indenture") dated as of June 18, 2008 providing for the issuance of 8¼% Senior Notes due 2016 (the "Notes").

The Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers' Obligations under the Notes and the Indenture (the "Note Guarantee").

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including Article 10 thereof.

3. No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuers or the Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

4. NEW YORK LAW TO GOVERN.  THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

5. Counterparts.  The Parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7. The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

Signature pages follow.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

TARGA TERMINALS LLC
By:	/s/ Matthew J. Meloy
Name:	Matthew J. Meloy
Title:	Senior Vice President, Chief Financial Officer and Treasurer

TARGA RESOURCES PARTNERS LP By: Targa Resources GP LLC, its General Partner
By:	/s/ Matthew J. Meloy
Name:	Matthew J. Meloy
Title:	Senior Vice President, Chief Financial Officer and Treasurer

TARGA RESOURCES PARTNERS FINANCE CORPORATION
By:	/s/ Matthew J. Meloy
Name:	Matthew J. Meloy
Title:	Vice President – Finance and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Steven A. Finklea
Authorized Signatory